UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2015

Mast Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-32157	84-1318182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 500, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 552-0866

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 21, 2015, Mast Therapeutics, Inc. (the “Company”) entered into a sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”) to sell shares of the Company’s common stock having an aggregate offering price of up to $30,000,000 (the “Shares”), from time to time, through an “at the market” equity offering program (“ATM program”), under which Cowen will act as sales agent. The Sales Agreement terminated and superseded the sales agreement the Company previously entered into with Cowen dated February 10, 2014 (the “2014 Sales Agreement”). When it terminated, there was approximately $12.5 million remaining under the 2014 Sales Agreement.

The offer and sale of the Shares will be made pursuant to the Company’s effective “shelf” registration statement on Form S-3 (File No. 333-202960), the base prospectus contained therein, and a prospectus supplement related to the ATM program, dated August 21, 2015.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Subject to the terms and conditions of the Sales Agreement, Cowen will use its commercially reasonable efforts to sell the Shares, based upon the Company’s instructions, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and rules of the NYSE MKT LLC. The Company will set the parameters for sales of the Shares, including the number of Shares to be sold, the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in one trading day, and any minimum price below which sales may not be made. Under the Sales Agreement, Cowen may sell the Shares by any method permitted by law deemed to be an “at the market offering,” as defined in Rule 415 of the Securities Act, including sales made through the NYSE MKT LLC, on any other existing trading market for the Company’s common stock or to or through a market maker. In addition, if expressly authorized by the Company, Cowen may also sell Shares in negotiated transactions. The Company has no obligation to sell any of the Shares and may at any time suspend offers and sales under the Sales Agreement. The Company and Cowen each has the right, in its sole discretion, to terminate the Sales Agreement at any time upon prior written notice as provided in the Sales Agreement.

The Company will pay to Cowen a commission, or allow a discount, in an amount up to 3.0% of the gross sales price per share of the shares sold through it as sales agent under the Sales Agreement. In addition, the Company has agreed to reimburse Cowen for certain expenses it incurs in the performance of its obligations under the Sales Agreement up to a maximum of $30,000. The Company has also agreed pursuant to the Sales Agreement to indemnify and provide contribution to Cowen against certain liabilities, including liabilities under the Securities Act.

The foregoing description of the terms of the Sales Agreement is subject to, and qualified in its entirety by, the Sales Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The legal opinion of DLA Piper LLP (US), counsel to the Company, relating to the Shares is filed as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index immediately following the signature page of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mast Therapeutics, Inc.

Date: August 21, 2015	By:	/s/ Brandi L. Roberts
Brandi L. Roberts
Chief Financial Officer and Senior Vice President

Exhibit Index

Exhibit Number	Description

5.1	Opinion of DLA Piper LLP (US)
10.1	Sales Agreement, dated August 21, 2015, by and between Mast Therapeutics, Inc. and Cowen and Company, LLC
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

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